                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): SEPTEMBER 24, 2001
                                                        ------------------


                          ORBITAL SCIENCES CORPORATION
                          ----------------------------
             (Exact name of registrant as specified in its charter)


              DELAWARE               1-14279             06-1209561
              --------               -------             ----------
    (State or other jurisdiction   (Commission          (IRS Employer
         of incorporation)         File Number)      Identification No.)


                21839 ATLANTIC BOULEVARD, DULLES, VIRGINIA 20166
                ------------------------------------------------
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (703) 406-5000
                                                           ---------------


                21700 ATLANTIC BOULEVARD, DULLES, VIRGINIA 20166
                ------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.         OTHER EVENTS.

                On September 24, 2001, Orbital Imaging Corporation ("ORBIMAGE"), the satellite imaging affiliate of Orbital Sciences Corporation ("Orbital"), announced that it had reached a non-binding agreement in principle with certain of its major shareholders, including Orbital, and an Informal Committee representing the holders of about half of its Senior Notes, to go forward with a financial restructuring designed to strengthen ORBIMAGE's financial condition. The agreement in principle provides that Orbital will support the financial restructuring of ORBIMAGE with a financial package that includes both cash and non-cash contributions. The agreement and the ORBIMAGE restructuring are subject to various conditions, including obtaining approvals from the holders of specified percentages of ORBIMAGE's Senior Notes and preferred stock and the receipt by ORBIMAGE of certain third-party financing, and there can be no assurances that the agreement and the restructuring will be consummated.

                On September 21, 2001, Orbital announced that the launch of its Taurus rocket, which was carrying the Orbview-4 satellite for ORBIMAGE, did not achieve the mission's intended orbit and the satellite was lost. Under the terms of the agreement in principle, Orbital procured approximately $11 million of launch insurance coverage and ORBIMAGE procured certain additional insurance for itself and for the benefit of the holders of its Senior Notes.

                ORBIMAGE reported that, as is customary in this type of restructuring, it intends to file a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code with a "prearranged" plan of reorganization, and that it intends to file the petition in the fourth quarter of 2001 and expects to maintain normal business relationships with all of its customers and suppliers.

                Also under the terms of the agreement in principle, Orbital would, subject to certain conditions, provide up to $3.6 million in debtor-in-possession funding (to be repaid in new secured notes if the ORBIMAGE restructuring is successfully completed) and would defer $8.6 million payable by ORBIMAGE under the Orbital/ORBIMAGE procurement and administrative services agreements, which deferred amounts would be exchanged for new secured notes to be issued by ORBIMAGE upon the successful completion of ORBIMAGE's restructuring. Orbital also agreed to pay up to $5 million in cash in satisfaction of launch delay penalties under the existing Orbital/ORBIMAGE procurement agreement, which would be, subject to certain conditions, converted into subordinated notes payable to Orbital. Of the $5 million in launch delay penalties, $1 million was paid to ORBIMAGE in March 2001, an additional $2.8 million was paid in September 2001 to ORBIMAGE, and the remaining $1.2 million will be payable to ORBIMAGE on an as-needed basis. Upon completion of the ORBIMAGE reorganization as contemplated under the agreement, it is contemplated that certain parties would grant each other mutual releases of potential claims. In addition, the agreement in principle contemplates that various amendments would be made to the procurement agreement and certain of the agreements between Orbital and ORBIMAGE to, among other things, provide certain pricing terms and penalty provisions. Further, certain parties entered into a "voting agreement" to support the plan of reorganization pursuant to which the ORBIMAGE restructuring would be converted.

                                   SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  ORBITAL SCIENCES CORPORATION
                                  ----------------------------
                                  (Registrant)


                                  By: /s/ Garrett Pierce
                                      ------------------------------------------
                                      Garrett Pierce
                                      Executive Vice President and Chief
                                      Financial Officer



Date: October 2, 2001